UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Hooper Holmes, Inc.

(Name of Registrant as Specified In Its Charter)

Ronald V. Aprahamian

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2009

Open Letter to the Board of Directors of Hooper Holmes, Inc.

I am disappointed with your April 20, 2009 response to my proposal to bring fresh and experienced leadership to the boardroom. Hooper Holmes’ directors should save their time and energy of throwing sticks and stones at Hooper Holmes’ shareholders concerned about their substantial loss in shareholder value, and rather use that time to make every effort to increase revenue, reduce costs and produce a 5% pretax profit to Hooper Holmes.

As I have previously stated, I remain hopeful that the Hooper Holmes’ board of directors will reconsider its position and thereby choose to avoid an unnecessary, costly and distracting proxy contest against nominees that are advocating for the broad interests of all shareholders.

I believe in Hooper Holmes’ future, but not without some changes and a published plan to make the Company profitable. Hooper Holmes’ has recently indicated in a press release the following: “under the strong leadership, experience and steady guidance of your Board and management, our company’s performance has improved over the past two years” The numbers speak for themselves, Hooper Holmes’ revenue during these past two years declined $25 million. The Company made no profit and Hooper Holmes’ stock price fell from over $4.80 in April 2007 to $.039 on April 21, 2009. Is this improvement? Are Hooper Holmes’ shareholders satisfied with the results of the current board of directors?

Hooper Holmes also stated that the Company is well positioned for growth in each of its businesses. However, the Company will not disclose what the growth goals are for each business unit. The Company’s actual revenues have fallen in each year of the past four years and substantial losses have been incurred since 2005.

Hooper Holmes has also stated that the Company was profitable in the fourth quarter of 2008. Shareholders and investors should carefully examine these statements. The reported gross profit in the fourth quarter of 2008 was $11,496,000. The SG&A expense was $10,017,000 AFTER an “accounting accrual reversal” of $1,600,000 having previously been expensed in the first, second and third quarters of 2008. Therefore, the actual SG&A expense in the fourth quarter of 2008 would have been $11,617,000 before the “accounting accrual reversal.” Furthermore, if not for this “accounting accrual reversal,” the reported net income for the fourth quarter of 2008 of $1,249,000 would have been a loss of $351,000.

I believe my shareholder efforts to elect two new and experienced members to the Hooper Holmes’ board are well conceived and timely. After 4 years of no profit and poor financial performance when do Hooper Holmes’ board and management think it would be convenient for the Company to realize a 5% profit? Shareholders should not wait anymore to demand an increase to the value of their investment. My nominees will work with the Hooper Holmes’ board and management to establish a board approved plan to achieve a 5% pretax profit.

I have management experience in underperforming companies and have helped some of these companies increase shareholder value. In October 2000, I joined the board of Superior Consultant Holdings Corp. (“Superior”). At that time, Superior’s stock was trading at approximately $1.50 per share. It had suffered revenue declines and substantial losses. I worked with Superior’s board and its management team to focus on the strengths and weaknesses of its business; developed a sound plan with a consensus of the board and the management team which resulted in the reduction of operating costs, discontinued ineffective business lines and increased sales. Superior’s revenue grew and profit returned. Due to the progress made, Superior was acquired by Affiliated Computer Services of Dallas, Texas for $8.00 per share cash (a 500% improvement in shareholder value).

Larry Ferguson, has also held managerial positions at similar size companies to that of Hooper Holmes. He served as Chief Executive Officer of First Consulting Group (“First Consulting”), where we developed a productive relationship. Mr. Ferguson helped First Consulting implement a plan to improve the performance of the company and increase shareholder value. Over time, First Consulting increased profitability, accumulated cash, and shareholder value grew from $5 to $13 per share. Larry and I believe we can work together in developing, with the approval of Hooper Holmes’ board, a plan to improve the performance of Hooper Holmes and increase shareholder value.

Hooper Holmes owes it to its shareholders to take immediate steps to enhance the Company’s board to develop and execute a business plan that enable the Company to succeed and at the same time enhance shareholder value.

Hooper Holmes’ shareholders have stood by long enough while waiting for the board to develop and publicly disclose a plan. I believe that my nominees will provide shareholders an opportunity to be heard by the Hooper Holmes’ board and at the same time provide the board with the fresh and experienced perspective necessary to increase profitability and maximize shareholder value.

I beneficially own 3,061,000 shares of common stock of Hooper Holmes. I have sole voting and investment control over 3,001,000 shares of Common Stock and shared voting and investment control with my mother, Polly Aprahamian, over 60,000 shares of Hooper Holmes’ common stock.

Sincerely yours,

Ronald V. Aprahamian

ADDITIONAL INFORMATION

This letter may be deemed to be solicitation material with respect to the candidates proposed by Mr. Ronald V. Aprahamian (“Mr. Aprahamian”) for the Company’s Board of Directors. In connection with the proposed candidates, Mr. Aprahamian made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to solicit proxies in connection with the election of directors of Hooper Holmes, Inc. (the “Company”) at the Company’s 2009 Annual Meeting. SHAREHOLDERS ARE ADVISED TO READ MR. APRAHAMIAN’S PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM SHAREHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PROPOSED SHAREHOLDER NOMINEES AND PARTICIPANTS IN SUCH PROXY SOLICITATION. The proxy statement and a form of proxy will be available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by the Shareholder by contacting him at 6800 Medinah Court, Charlotte, N.C. 28210, telephone: (772)-581-7256.